Registration No. 333-189697

As filed with the Securities and Exchange Commission on December 1, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINDER MORGAN ENERGY PARTNERS, L.P.

(Exact name of each registrant as specified in its charter)

Delaware	76-0380342
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(Address of registrant’s principal executive offices)

David R. DeVeau

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(713) 369-9000

(Name, address and telephone number of agent for service)

Copy to:

Troy L. Harder

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telephone: (713) 221-1456

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-189697) (the “Registration Statement”) initially filed with the Securities and Exchange Commission on June 28, 2013 by Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“KMP”), is being filed to deregister all unsold securities of KMP (the “Registered Securities”) that were registered under the Registration Statement.

Effective on November 26, 2014, Kinder Morgan, Inc. (“KMI”) completed the acquisition of KMP pursuant to the Agreement and Plan of Merger dated August 9, 2014 (the “Merger Agreement”), by and among KMI, KMP, P Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMI (“P Merger Sub”) and the other parties thereto.

Pursuant to the Merger Agreement, P Merger Sub was merged with and into KMP, with KMP surviving the merger (the “Merger”). As a result of the Merger, each outstanding common unit of KMP not owned by KMI and its subsidiaries was automatically converted into the right to receive the merger consideration described in the Merger Agreement.

As a result of the Merger, KMP has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by KMP in the Registration Statement to remove by means of a post-effective amendment any securities that were registered under the Registration Statement which remain unsold at the termination of the offering, KMP hereby de-registers $1,482,189,282 of the Registered Securities, all of which remained unsold at the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kinder Morgan Energy Partners, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on December 1, 2014.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc.,
its general partner

By:	/s/ Kimberly A. Dang
Name:	Kimberly A. Dang
Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities as indicated on December 1, 2014.

Signature	Title

/s/ Richard D. Kinder	Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc., its general partner
Richard D. Kinder
(Principal Executive Officer)

/s/ Kimberly A. Dang	Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc., its general partner
Kimberly A. Dang
(Principal Financial and Accounting Officer)

/s/ Steven J. Kean	Director of Kinder Morgan G.P., Inc., its general partner
Steven J. Kean

/s/ David R. DeVeau	Director of Kinder Morgan G.P., Inc., its general partner
David R. DeVeau

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